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                                                            EXHIBIT 10.1

SMARTSOURCES.COM (LOGO)


                            Employment Agreement


September 1, 2000

Anna Stylianides
Vancouver, BC

"Personal & Confidential"


Dear Anna:

This letter will confirm your terms of employment with SmartSources.com Technologies Inc. ("SmartSources.com"). Please note that the functions listed below are not all inclusive and may at the sole discretion of SmartSources.com be changed to fit the business needs of SmartSources.com. At present, the details are as follows:


Position
--------
Your position with SmartSources.com will be that of Executive Vice President. You will report to Nathan Nifco, Chairman, President and CEO.


Introductory Period
-------------------
This contract acknowledges that your employment with SmartSources.com starts on September 1, 2000 and that SmarSources.com has foregone the requirement of a performance evaluation period.


Wages or Salary
---------------
Your salary will be $20,583.34 per month to be paid in semi-monthly installments (the "Base Salary").


Expenses
--------
In accordance with policies formulated by SmartSources.com from time to time, you will be reimbursed for all reasonable travelling and other business expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and receipts to SmartSources.com within 30 days after the date the expenses are incurred.


Benefits
--------
Benefits are currently provided through The Great-West Life Assurance Company. The type of benefits provided to you, or the carrier providing those benefits, may change from time to time depending on the terms negotiated by SmartSources.com with its benefits carrier. The following list of benefits are currently available:

     X    Extended medical plan.
     X    Dental plan.
     X    Long-term disability insurance
     X    Life insurance

Please complete the enclosed applications for benefits. You are responsible for your own Provincial Medical Plan premiums.


Vacation
--------
You are entitled to 3 weeks of annual vacation pear each year of employment with SmartSources.com to be taken at such time as may be arranged with your immediate supervisor. SmartSources.com's policy is to have all employees take their vacation time in the year earned.


Confidentiality & Assignment of Inventions
------------------------------------------
The terms of the Employee Confidentiality & Assignment of Inventions Agreement (attached hereto) shall form part of this Employment Agreement, and any breach of the Employee Confidentiality & Assignment of Inventions Agreement shall be deemed a breach of this Agreement.


Termination of Employment
-------------------------
It is agreed that any termination of your employment shall occur on the following basis:

     $ without notice by SmartSources.com if just cause for termination exists, or

     $ you may resign on giving SmartSources.com 3 months written notice of the effective date of your resignation. On receipt of your notice of resignation, SmartSources.com may elect to pay you 3 months Base Salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment;

     $ at any time by either party, if there is a material breach of the terms of this agreement, or

     $ If your employment is terminated other than for cause by SmartSources.com, you shall be entitled to a severance payment based on your Base Salary at the time of your termination, equivalent to six months base salary.

     $ The severance payments set out in the above paragraphs are inclusive of and not in addition to any compensation for length of service to which you may be entitled under any applicable employment standards legislation. All severance payments shall be subject to usual and customary employee payroll practices and all applicable withholding requirements. Except for the severance payments set out in the above paragraphs you shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, or other severance benefits upon termination of your employment and any amounts in excess of the statutory compensation due to you shall not be payable by SmartSources.com until you provide to SmartSources.com a signed Release of All Claims in a form prescribed by SmartSources.com.

     $ you acknowledge and agree that in the event of the termination of your employment, you will not be entitled to any claim against SmartSources.com for loss, damages or any other remedy with respect to the loss of any right to exercise stock options which would have vested and become exercisable at any time after your last day of work for SmartSources.com. Your right to exercise any stock options vested as of your last day of work for SmartSources.com shall be strictly limited by the terms set out in the stock option plan or agreement. In consideration of these limited rights you hereby expressly release SmartSources.com from all claims, demands, damages, actions or causes of action of any sort which you may have with respect to the loss of any right to exercise your stock options (or any part thereof) which would or might have vested or become exercisable at any time after your last day of work for SmartSources.com including without limitation the whole or any part of any stock options which would or might have become vested or exercisable during any period of reasonable notice deemed due to you on termination of your employment.


Rules & Employment Policies
---------------------------
You agree to be bound by SmartSources.com's rules and employment policies as per the Employee Manual. Any failure to follow these rules or policies may lead to discipline or dismissal for cause. It is further understood that SmartSources.com may change such rules or policies from time to time by posting such changes and providing you with a copy of any such new rules or policies.


General
-------
Should your position, compensation or benefits change over time, it is agreed that this Agreement shall be deemed to have been amended to incorporate such changes. For greater certainty it is however confirmed that any changes to your position, salary or benefits during your employment with SmartSources.com shall not affect in any way the continued validity of the Confidentiality and Termination provisions of this Agreement.

Please indicate your agreement with the terms and conditions of your employment with SmartSources.com as outlined in this Agreement by signing and returning a copy of this Agreement.

We hope you find that the above Agreement is to your satisfaction and we look forward to your contribution to our team.

Yours truly,

SmartSources.com Technologies Inc.


__________________________________




ACCEPTED AND AGREED TO THIS _____ DAY OF _____, 2000. I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT.


__________________________________
Signature of Employee